EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380
Summit Midstream Partners, LP Announces Fourth Quarter 2016 Distribution, Schedules Fourth Quarter 2016 Earnings Call and Provides 2017 Financial Guidance
The Woodlands, Texas (January 26, 2017) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that the board of directors of its general partner, Summit Midstream GP, LLC, has declared a quarterly cash distribution of $0.575 per unit on all of its outstanding common units, or $2.30 per unit on an annualized basis, for the quarter ended December 31, 2016. This quarterly distribution remains unchanged from the previous quarter and from the quarter ended December 31, 2015. This distribution will be paid on February 14, 2017, to unitholders of record as of the close of business on February 7, 2017.
2017 SMLP Financial Guidance
SMLP also announced 2017 financial guidance with adjusted EBITDA expected to range from $295.0 million to $315.0 million. SMLP expects to report 2016 adjusted EBITDA that is at or above the top end of the $270.0 million to $290.0 million range.
SMLP’s 2017 adjusted EBITDA guidance is based on information received to date from its customers and the year over year increase is supported by a recent increase in drilling activity across its gathering systems. SMLP expects quarterly adjusted EBITDA to increase throughout 2017, with an annualized fourth quarter adjusted EBITDA run rate between $325.0 million and $345.0 million.
Steve Newby, President and Chief Executive Officer, commented, “We expect the first half of 2017 to be impacted by the slower pace of drilling activity that occurred across many of our systems in late 2016. As we look towards the second half of 2017, we expect to benefit from DUC completions and increased drilling activity that is currently taking place behind our gathering systems in the Utica, Williston, Piceance, DJ, and Marcellus. We also expect to continue to benefit from our ongoing company-wide efforts to control costs and optimize operations. We will continue to evaluate resuming distribution growth in 2017 as the outlook becomes more certain.”
SMLP expects to incur $100.0 million to $150.0 million of capex in 2017, including maintenance capex of approximately $15.0 million to $20.0 million. SMLP’s 2017 capex guidance reflects the inclusion of our contributions to equity method investees. SMLP expects full year distribution coverage will range from 1.15x to 1.25x.
Fourth Quarter 2016 Earnings Release and Earnings Call Schedule
SMLP also announced today that it will report financial results for the fourth quarter of 2016 on Thursday, February 23, 2017 after the close of trading on the New York Stock Exchange.
SMLP will host a conference call at 10:00 a.m. Eastern on Friday, February 24, 2017, to discuss its quarterly operating and financial results. Interested parties may participate in the call by dialing 847-619-6397 or toll-free 800-708-4540 and entering the passcode 44169352. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until March 10, 2017 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 44169352#. An archive of the conference call will also be available on SMLP’s website.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of SMLP's distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, SMLP's distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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EXHIBIT 99.1

About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus and Utica shale formations in West Virginia and Ohio; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah; and (v) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming. SMLP also owns substantially all of a 40% ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas, with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 40.6% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 8.0% limited partner interest in SMLP.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2015 Annual Report on Form 10-K as updated and superseded by the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 1, 2016, and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees, (ii) deferred purchase price obligation income or expense and (iii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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